EXHIBIT 99.1

Altavista, VA (April 28, 2006) — Pinnacle Bankshares Corporation (OTCBB:PPBN), the one-bank holding company (the “Company”) of The First National Bank of Altavista (quarterly consolidated results unaudited) reported today net income after taxes of $576,000 or $0.39 per basic share for the quarter ended March 31, 2006, a 20.76% increase when compared to net income after taxes of $477,000 or $0.33 per basic share for the same period of 2005.

The 20.76% increase in net income after taxes for the quarter ended March 31, 2006 was primarily driven by an increase in net interest income after provision for loan losses as interest income increased by $645,000 and the provision for loan losses increased by $5,000 compared to the same time period in 2005. Net chargeoffs totaled $38,000 in the first quarter of 2006 as compared to $80,000 in the first quarter of 2005.

Profitability as measured by the Company’s return on average assets (ROA) was 0.98% for the three months ended March 31, 2006, up from 0.86% for the same period of 2005. Another key indicator of performance, the return on average equity (ROE), for the three months ended March 31, 2006 was 9.86%, up from 8.59% for the three months ended March 31, 2005.

The net interest margin increased to 3.99% for the three months ended March 31, 2006, from 3.76% for the three months ended March 31, 2005. The increase was attributable to the upward repricing of variable rate loans due to increases in the Prime Rate during 2005 and the first quarter of 2006. Overall loan yield growth exceeded the growth in the rate paid for deposits in the past year. Also, the gross loan to deposit ratio increased from 80.41% to 88.08%. As a result of these factors, net interest income was $2,166,000 for the three months ended March 31, 2006 compared to $1,880,000 for the three months ended March 31, 2005.

Interest income on loans and securities increased 21.99% in the first quarter of 2006 compared to the first quarter of 2005 due to the impact of upward repricing of variable rate loans as the Prime Rate has increased 2.00% since March 31, 2005. Interest and fees on loans was $3,115,000 for the three-month period ended March 31, 2006, up from $2,431,000 for the same period in 2005.

Total interest expense increased 34.09% in the first quarter of 2006 compared to the first quarter of 2005 due to the impact of the upward repricing of deposit liabilities during 2005 and the first quarter of 2006 noted above.

Noninterest income increased $12,000 or 2.19% for the three-month period ended March 31, 2006 compared to the same period of 2005. The increase from 2005 was due to a $28,000 or 51.85% increase in commissions and fees, mainly from investment sales, partially offset by a $9,000 decrease in service charges on deposit accounts and a $5,000 decrease in fees on sales of mortgage loans. The decrease in fees on the sale of mortgage loans is due to an increase in mortgage rates, fewer refinancings and the lack of growth in the mortgage loan market in the first quarter of 2006.

Noninterest expense increased $124,000 or 7.30%, for the three-month period ended March 31, 2006 compared to the same period of 2005. The increase in non-interest expense is primarily attributable to the growth of the Company’s personnel expenses due to adding a commercial loan officer and staffing the bank’s loan production office at Smith Mountain Lake, which opened in June 2005. The Company also experienced an 8.62% increase in furniture and equipment expense primarily attributable to furnishings and equipment at the loan production office and other upgrades.

Total assets at March 31, 2006 were $238,663,000 up 2.22% from $233,490,000 at December 31, 2005. The principal components of the Company’s assets at the end of the period were $27,684,000 in securities and $186,473,000 in net loans. During the three month period ended March 31, 2006, net loans increased 3.13% or $5,662,000 from $180,811,000 at December 31, 2005. Also during the three-month period, securities decreased 5.39% or $1,577,000 from December 31, 2005.

Total liabilities at March 31, 2006 were $215,123,000, up 2.30% from $210,278,000 at December 31, 2005, primarily as a result of an increase in demand deposits from December 31, 2005 of $3,446,000 or 15.73% and an increase in savings and NOW accounts from December 31, 2005 of $997,000 or 1.54%.

Total stockholders’ equity at March 31, 2006 was $23,540,000, including $18,748,000 in retained earnings and $169,000 of accumulated other comprehensive losses, which represents net unrealized losses on available-for-sale securities. At December 31, 2005, total stockholders’ equity was $23,212,000.

Selected financial highlights are shown below.

Pinnacle Bankshares Corporation is a locally managed community banking organization based in Central Virginia. The one-bank holding company of The First National Bank of Altavista serves an area consisting primarily of Campbell County, northern Pittsylvania County, eastern Bedford County, northern Franklin County and the city of Lynchburg from two branches located in the town of Altavista, four branches located within or near the city of Lynchburg, Virginia, and one branch in Forest, Bedford County. A loan production office at Smith Mountain Lake in Moneta, Franklin County, Virginia opened in May 2005. The Brookville office currently located in a Kroger grocery store on Timberlake Road in Lynchburg will relocate approximately 1.5 miles to a new full service branch at 20865 Timberlake Road in Lynchburg in May 2006.

This press release may contain “forward-looking statements” within the meaning of federal securities laws that involve significant risks and uncertainties. These statements are based on certain assumptions and analyses by the Company and may relate to the Company’s future plans and performance. Although we believe our plans and expectations reflected in these forward-looking statements are reasonable, our ability to predict results or the actual effect of future plans or strategies is inherently uncertain, and we can give no assurance that these plans or expectations will be achieved. Factors that could cause actual results to differ materially from management’s expectations include, but are not limited to, changes in: interest rates, general economic conditions, the legislative/regulatory climate, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Board of Governors of the Federal Reserve System, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in our market area and accounting principles, policies and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements contained herein, and you should not place undue reliance on such statements, which reflect our position as of the date of this release.

Pinnacle Bankshares Corporation

Selected Financial Highlights

(Unaudited)

(Amounts in thousands)

Income Statement Highlights	3 Months Ended 3/31/2006	Year Ended 12/31/2005	3 Months Ended 3/31/2005
Net Interest Income	$2,166	$7,983	$1,880
Provision for Loan Losses	65	230	60
Noninterest Income	561	2,396	549
Noninterest Expense	1,823	7,166	1,699
Net Income	576	2,107	477

Balance Sheet Highlights	3/31/2006	12/31/2005	3/31/2005
Net Loans	$186,473	$180,811	$160,442
Total Investments	27,684	29,261	33,333
Total Assets	238,663	233,490	224,670
Total Deposits	214,040	209,246	201,535
Stockholder’s Equity	23,540	23,212	22,238

CONTACT: Pinnacle Bankshares Corporation, Bryan M. Lemley, 434-369-3036 bryanlemley@1stnatbk.com